Exhibit 99.1

Antero Midstream Partners LP Announces Increased Quarterly Distribution and First Quarter 2016 Operations Update

Denver, Colorado, April 14, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced an increased first quarter 2016 distribution and provided its first quarter 2016 operations update.

Highlights include:

•                  Declared a cash distribution of $0.235 per unit for the first quarter of 2016, a 31% increase compared to the prior year quarter and a 7% increase sequentially

•                  Low pressure gathering volumes averaged 1,303 MMcf/d, a 39% increase compared to the prior year quarter and a 16% increase sequentially

•                  High pressure gathering volumes averaged 1,222 MMcf/d, an 8% increase compared to the prior year quarter and a 2% increase sequentially

•                  Compression volumes averaged 606 MMcf/d, a 69% increase compared to the prior year quarter and a 27% increase sequentially

•                  Fresh water delivery volumes averaged 97,331 Bbl/d, a 7% decrease compared to the prior year quarter and a 19% decrease sequentially

Increased Quarterly Distribution

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.235 per unit ($0.94 per unit annualized) for the first quarter of 2016. The distribution represents a 31% increase compared to the prior year quarter and a 7% increase sequentially.  The distribution represents the Partnership’s fifth consecutive quarterly distribution increase since its initial public offering in November 2014.  The distribution will be payable on May 25, 2016 to unitholders of record as of May 11, 2016.

Operations Update

All operational figures are as of the date of this release unless otherwise noted.

Low pressure gathering volumes for the first quarter of 2016 averaged 1,303 MMcf/d, a 39% increase from the first quarter of 2015 and a 16% increase from the fourth quarter of 2015.  High pressure gathering volumes for the first quarter of 2016 averaged 1,222 MMcf/d, an 8% increase from the first quarter of 2015 and a 2% increase compared to the fourth quarter of 2015. The increase in gathering volumes was due to production growth from Antero Resources Corporation (“Antero Resources”) on Antero Midstream dedicated acreage. Compression volumes for the first quarter of 2016 averaged 606 MMcf/d, a 69% increase from the first quarter of 2015 and a 27% increase from the fourth quarter of 2015. Antero Midstream’s first Ohio Utica Shale compressor station, which was placed into service in December 2015, has already reached over 90% utilization and volume growth across Antero Midstream’s footprint drove the increase in compression volumes.  Condensate gathering volumes averaged 2,965 Bbl/d during the quarter, a 23% increase compared to the prior year quarter and a 25% decrease sequentially. The sequential decrease was driven by Antero Resources shifting Ohio Utica Shale development from its Highly-Rich Gas / Condensate area to higher rate of return locations in the Highly-Rich Gas area.

Fresh water delivery volumes averaged 97,331 Bbl/d during the quarter, a 7% decrease compared to the prior year quarter and a 19% decrease sequentially.  The decrease in volumes was driven by the reduction in overall completion activities by Antero Resources, partially offset by increased water usage on a per completion stage basis.   Antero Resources currently plans to use approximately 25% more water per stage in its Marcellus completions in 2016 as compared to 2015.

	Three Months Ended March 31,		%
	2016	2015	Change
Average Daily Throughput:
Low Pressure Gathering (MMcf/d)	1,303	935	39%
High Pressure Gathering (MMcf/d)	1,222	1,134	8%
Compression (MMcf/d)	606	358	69%
Condensate Gathering (Bbl/d)	2,965	2,407	23%

Average Daily Volumes:
Fresh Water Delivery (Bbl/d)	97,331	104,781	(7)%

In conjunction with Antero Midstream’s operations update, Antero Resources released a first quarter 2016 operations update, which can be found at www.anteroresources.com.

Antero Midstream First Quarter Earnings Release and Call

Antero Midstream plans to issue its first quarter 2016 earnings release on Wednesday, April 27, 2016 after the close of trading on the New York Stock Exchange.

Antero Midstream will hold a call on Thursday, April 28, 2016 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, May 6, 2016 at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10083150.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, May 6, 2016 at 10:00 am MT.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and compression and water handling and treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2015.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.